UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Crown Castle Inc.
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Crown Castle Reiterates Actions Underway to Enhance and Unlock Shareholder Value

Rejects Slate of Directors Nominated by Ted Miller for Election to Crown Castle’s Board

Company Remains Focused on CEO Search and Fiber Review

No Shareholder Action Required at This Time

HOUSTON, TX – February 20, 2024 – Crown Castle Inc. (NYSE: CCI) (“Crown Castle” or the “Company”) today confirmed that Boots Capital Management, LLC (“Boots Capital”), which is led by Ted Miller, has nominated four candidates to stand for election to Crown Castle’s Board of Directors (“Board”) at the Company’s 2024 Annual Meeting of Stockholders. Mr. Miller is a co-founder of Crown Castle and resigned as CEO and a Director of the Company in 2001 and 2002, respectively.

After careful consideration of Mr. Miller and his nominees, which included interviews by members of the Crown Castle Board, the Board unanimously determined not to recommend anyone from the Boots Capital slate for election at the Company’s upcoming Annual Meeting.

The Crown Castle Board and management team are confident in the actions the Company is taking to remain well positioned for long term success and shareholder value creation. In particular, during the last two months the Company has made significant strides forward toward creating a stronger and more valuable Crown Castle, including:

•	Initiated a comprehensive strategic and operating review of the fiber business, the formation of a fiber review committee and the appointment of Paul, Weiss, Morgan Stanley, BofA Securities and leading industry consultants to advise on the fiber review process.
•	Appointed three new independent directors, resulting in a total of seven of the twelve directors having been appointed to the Board since 2020. Crown Castle’s three recent board member additions include Sunit Patel, the former CFO of Level-3 and former EVP of T-Mobile, Jason Genrich, a shareholder representative from one of the Company’s largest investors, Elliott Investment Management L.P., and Bradley Singer, the former CFO of American Tower and former COO and an Investment Partner at ValueAct Capital.
•	Appointed Tony Melone as interim CEO following the retirement of former CEO Jay Brown, and the formation of a CEO search committee, which has hired a leading executive search firm to help identify the next CEO of Crown Castle.

The Crown Castle Board and management team value constructive dialogue with shareholders and regularly engage with an open mind to better understand their perspectives on the Company’s strategy, performance and business objectives. Accordingly, members of the Board and management team have engaged in multiple discussions with Mr. Miller since late last year, including providing Mr. Miller as well as his director candidates and his advisors the opportunity to make a presentation to the Board. While we recognize Mr. Miller’s contributions to the formation of Crown Castle more than twenty years ago, Boots Capital’s nominees do not possess the relevant expertise and experience to successfully oversee Crown Castle’s strategy.

The Board will present its formal recommendation regarding election of directors to the Company’s Board in the Company’s definitive proxy statement, to be filed with the Securities and Exchange Commission and mailed to all shareholders eligible to vote at the 2024 Annual Meeting of Stockholders, which, as previously announced, has been scheduled for May 22, 2024. Shareholders are not required to take any action at this time.

Boots Capital issued a press release attaching a letter that its counsel sent to the Company’s counsel. A copy of the response that the Company delivered to Boots Capital’s counsel can be found here: https://pr.globenewswire.com/FileDownloader/DownloadFile?source=ml&fileGuid=2c556d21-62b3-4e20-a4ed-bdaf688b1057.

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as “estimate,” “anticipate,” “project,” “plan,” “intend,” “believe,” “expect,” “likely,” “predicted,” “positioned,” “continue,” “target,” “seek,” “focus” and any variations of these words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include (1) statements and expectations regarding the process and outcomes of Company’s Fiber Review Committee, including that it will help enhance and unlock shareholder value, (2) statements and expectations regarding the process and outcomes of CEO Search Committee, including that it will conduct the search to identify Crown Castle’s next CEO, (3) that the actions set forth in this press release best position the Company for long term success, including our Board’s regular evaluation of all paths to enhance shareholder value, (4) that the Company will benefit from the experience and insights of the newly appointed directors, (5) that the Company will identify the best path forward to capitalize on significant opportunities for growth in our industry. Such forward-looking statements should, therefore, be considered in light of various risks, uncertainties and assumptions, including prevailing market conditions, risk factors described in “Item 1A. Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (“2022 Form 10-K”) and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.

Important Stockholder Information

The Company intends to file a proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2024 Annual Meeting. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD, AND ANY AMENDMENTS AND SUPPLEMENTS TO THESE DOCUMENTS WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement, and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Participant Information

For participant information, see the Company’s Schedule 14A filed with the SEC on February 14, 2024 and available here.

CONTACTS:

Dan Schlanger, CFO

Kris Hinson, VP & Treasurer

Crown Castle Inc.

713-570-3050

MEDIA:

Andy Brimmer / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

February 20, 2024

VIA EMAIL AND FEDEX Stephen Fraidin Cadwalader, Wickersham & Taft LLP 200 Liberty Street New York, NY 10281

Re:	Crown Castle, Inc.

Dear Steve:

I write in response to your letter of February 14 regarding the cooperation agreement between Crown Castle Inc. (“CCI” or the “Company”) and Elliott Investment Management L.P. and certain of its affiliated entities (collectively, “Elliott”) dated December 19, 2023 (the “Cooperation Agreement”).

Your letter is replete with factual inaccuracies and completely distorts the nature of the relationship between CCI and Elliott, including, among others:

•	Your letter alleges that Elliott had “substantial power” at the Company before the Board approved the Cooperation Agreement and that at least “six of the twelve

Stephen Fraidin	2

directors … have either been selected by Elliott or with its direct input and consent.” These statements are wholly inaccurate. Before the execution of the Cooperation Agreement, Elliott had no representation whatsoever on CCI’s Board. Elliott had no relationship with—and zero input in selecting—the three directors (Tammy K. Jones, Kevin A. Stephens and Matthew Thornton, III) who joined CCI’s Board in 2020 after Elliott’s earlier engagement with CCI. In fact, Elliott had no knowledge that the Board was even interviewing any of these three directors. As a matter of reality, every director on CCI’s Board was fully independent from Elliott at the time the Cooperation Agreement was approved.

•	Your letter suggests that the Board has “appeased” Elliott by giving it “more” Board seats. Untrue. In reality, the Board negotiated intensely with Elliott before entering into the Cooperation Agreement. Elliott initially asked the Board to add five new directors and identified seven candidates to fill those positions. Following extensive negotiations with Elliott, the Board agreed to appoint only two individuals Elliott had proposed—Jason Genrich, an Elliott employee, and Sunit Patel, an independent director.

•	Your letter suggests that Bradley Singer was selected by Elliott for the Board or appointed as a result of Elliott’s input. Not the case. Mr. Singer was not recommended to the Board by Elliott nor was Elliott aware of the Board’s discussions with Mr. Singer prior to the commencement of its engagement with CCI in November 2023.

•	Your letter asserts that Tony Melone was “endorsed by Elliott” and “may be beholden to Elliott.” The reality is that Mr. Melone, who had been a director of the Company since 2015, had no connection with Elliott and was appointed by the Board as the interim CEO with zero input from Elliott on December 6, 2023, after Jay Brown notified the Board that he would be stepping down as CEO. This occurred nearly two weeks before the Cooperation Agreement was signed and before any Elliott-affiliated individuals joined the Board. Elliott had no knowledge it was in progress and learned about it from the public announcement.

Contrary to your letter, the Cooperation Agreement was the product of vigorous negotiations and internal CCI discussions—including at eight Board meetings—and was designed to limit the rights afforded to Elliott. Indeed, the Board negotiated Elliott’s initial demand of five Board seats down to two. There was no need to form a special committee because no members of the Board had a relationship with Elliott—material or otherwise—or other form of potential conflict. Your assertion that Elliott was a related party at the time the Cooperation Agreement was approved because of its Board representation when it had none, its ownership of shares despite no shareholder being permitted to own more than 9.8% of CCI’s shares by virtue of CCI’s status as a REIT, and its “publicly assertive behavior” is absurd as a matter of both fact and law.

Stephen Fraidin	3

The Company rejects your request to submit the Cooperation Agreement to a stockholder vote. There is no such requirement under Delaware law and it would highly unusual, if not unprecedented, to expend resources to seek stockholder approval of this type of common contractual arrangement. Indeed, we are aware of over 70 cooperation agreements between U.S. public companies and activist investors that were entered into in 2023 alone and, as far as we could determine, none of them were submitted for stockholder approval.

As you note, “[s]tandstill and cooperation agreements are common” and “are often sensible approaches to resolving conflicts with activist investors.” Here, in a routine exercise of business judgment, the Board determined that entering into the Cooperation Agreement with Elliott was in the best interests of CCI’s stockholders.

Very truly yours,

/s/ Scott A. Barshay

Scott A. Barshay

cc:

P. Robert Bartolo

Board Chair, Crown Castle Inc.